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                                                       Exhibit 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation in this Form 10-K of our report dated February 4, 1994, relating to the consolidated financial statements of Mountaineer Bankshares of W. Va., Inc. for the years ended December 31, 1993 and 1992.

We also consent to the incorporation by reference in the Registration Statements pertaining to the Amended 1983 Incentive Stock Option Plan (Form S-8, No. 2-90738) and pertaining to the 1993 Incentive Stock Option Plan (Form S-8, No. 33-66700) of One Valley Bancorp of West Virginia, Inc. of our report dated February 4, 1994, with respect to the consolidated financial statements of Mountaineer Bankshares of W. Va., Inc., incorporated in the Annual Report on Form 10-K for the year ended December 31, 1994.


		                	/s/ Crowe, Chizek and Company

Columbus, Ohio
March 27, 1995